Exhibit 10.2b

ETF Managers Group Commodity Trust I

35 Beechwood Road, Suite 2B

Summit, New Jersey 07901

December 1, 2015

ETF Managers Capital LLC

35 Beechwood Road, Suite 2B

Summit, New Jersey 07901

Attention: Samuel R. Masucci, III

RE:         Distribution-Related Administrative Services

Dear Mr. Masucci:

As you know, ETF Managers Group Commodity Trust I (the “Trust”) recently engaged ALPS Distributors, Inc. (“ALPS”) to replace Esposito Securities, LLC (“Esposito”) as the distributor with respect to the issuance and distribution of Creation Units of Sit Rising Rate ETF (the “Fund”), the sole series of the Trust. The services to be provided by ALPS in this regard are set forth in the Marketing Agent Agreement made as of December 1, 2015 on behalf of the Trust, by and between ETF Managers Capital LLC, as the sponsor of the Fund, and ALPS (as amended, supplemented, modified and otherwise in effect from time to time, the “ALPS Agreement”). We note that the services to be provided to the Fund by ALPS pursuant to the ALPS Agreement do not include certain administrative services which were previously provided to the Fund by Esposito pursuant to that certain Distribution Services Agreement, dated October 29, 2014, by and among the Trust, Esposito and ETF Managers Capital LLC, as sponsor of the Fund (the “Esposito Agreement”). We understand that ETF Capital Managers LLC has the requisite capabilities to provide such administrative services to the Fund.

Accordingly, by this Letter Agreement, effective as of December 1, 2015 (the “Effective Date”), the Trust engages ETF Managers Capital LLC to provide the services specified below to the Fund:

(a)	Advertising and Sales Materials.

(i)	Review and evaluate all advertising and sales materials (including websites and emails) for compliance with applicable FINRA or SEC requirements and coordinate with the Fund with respect to any revisions to the advertising and sales materials resulting from such review.

(ii)	Provide final versions of all advertising and sales materials to ALPS for submission to FINRA.

(b)	Records Management. On a regular basis, review and archive all emails and other web correspondence relating to transactions in Fund shares. ETF Managers Capital LLC will use the SMARSH archive platform but may use any other system that is designed to facilitate compliance with FINRA supervisory requirements.

In addition to the services described above, ETF Managers Capital LLC will provide any other Qualifying Services reasonably requested by the Fund. As used herein, “Qualifying Services” means any service that Esposito was required to provide to the Fund pursuant to the Esposito Agreement which ALPS is not required to provide to the Fund under the ALPS Agreement.

In return for the services to be performed by ETF Managers Capital LLC pursuant to this Letter Agreement, the Trust hereby agrees to pay ETF Managers Capital LLC the Annual Fee, to be paid in 1/12th equal monthly installments. The Annual Fee shall be calculated and invoiced monthly and payable in monthly installments in arrears, and shall be pro rated for any partial month. All invoices are due and payable upon receipt. As used herein, “Annual Fee” means the amount set forth on Schedule A attached hereto.

Either the Trust or ETF Managers Capital LLC may terminate this Letter Agreement at any time upon not less than five business days’ prior written notice delivered to the other party. An amendment, waiver or other modification to this Letter Agreement shall not be binding on the Trust or ETF Managers Capital LLC unless set forth in a writing signed by both parties.

Please acknowledge below your acceptance of the terms of this Letter Agreement.

Sincerely,

ETF MANAGERS GROUP COMMODITY TRUST I

By: ETF Managers Capital LLC, its Sponsor

By:	/s/ Samuel R. Masucci, III
Name:	Samuel R. Masucci, III
Title:	Chief Executive Officer

Accepted and agreed:

ETF MANAGERS CAPITAL LLC

By:	/s/ Samuel R. Masucci, III
Name:	Samuel R. Masucci, III
Title:	Chief Executive Officer

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